Exhibit 5.1

                                                     FILE NO.:  21449.203

                                 August 8, 1997

Board of Directors
DIMON Incorporated
512 Bridge Street

Danville, Virginia  24541

                       Registration Statement on Form S-3
                               DIMON Incorporated
                               ------------------
Ladies and Gentlemen:

         We are acting as counsel for DIMON Incorporated (the "Company") in connection with its registration under the Securities Act of 1933 of up to 5,524,104 shares of its common stock, no par value per share (the "Shares"), which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on August 8, 1997.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Virginia.

         2. The Shares have been duly authorized and, when the Shares have been offered and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams